Exhibit 10.9

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE AGREEMENT

DATED MARCH 31, 2025

Between

401 SOUTHPORT, LLC,

a Delaware limited liability company

AS LANDLORD

and

FORGE BATTERY, INC.

a Delaware corporation

AS TENANT

i

3.5	Parking	16
3.6	Tenant’s Signage	16
3.7	Generator	16
ARTICLE 4 REPAIR AND MAINTENANCE; SERVICES		17
4.1	Tenant Repair and Maintenance Obligations	17
4.2	Condition of Premises on Surrender	17
4.3	Services	18
ARTICLE 5 ASSIGNMENT AND SUBLETTING		18
5.1	General Prohibition on Transfers	18
	5.1.1 Transfers Generally	18
	5.1.2 Consent Requests	18
	5.1.3 Permitted Transfer	18
5.2	Conditions to Effectiveness	19
5.3	Transfer Premium	19
5.4	Miscellaneous	20
ARTICLE 6 INDEMNIFICATION; INSURANCE		20
6.1	Indemnification	20
6.2	Insurance	21
	6.2.1 Required Policies	21
	6.2.2 Requirements for Policies	22
	6.2.3 Evidence of Insurance	23
	6.2.4 Insurance for Alterations	23
6.3	Waivers	23
ARTICLE 7 THIRD PARTIES		24
7.1	Subordination, Attornment and Non-Disturbance	24
7.2	Attornment	24
7.3	Mortgagee’s Right to Cure	25
7.4	Sale of the Premises	25
7.5	Estoppel Certificates	25
7.6	Liens	25
ARTICLE 8 EVENTS OF DEFAULT & REMEDIES		26
8.1	Events of Default	26
8.2	Remedies	27
	8.2.1 Upon Event of Default	27

	8.2.2 Form of Payment Following Event of Default	28
	8.2.3 Landlord’s Cure Rights	28
	8.2.4 Mitigation of Damages	28
	8.2.5 Waiver of Right of Redemption	29
8.3	Landlord Default	29
8.4	Non-Waiver	29
ARTICLE 9 CASUALTY & CONDEMNATION		30
9.1	Casualty	30
	9.1.1 Generally	30
	9.1.2 Termination	30
	9.1.3 No abatement of Rent	30
	9.1.4 Insurance Proceeds	30
	9.1.5 Waiver	31
9.2	Condemnation	31
ARTICLE 10 HOLDOVER		32
ARTICLE 11 MISCELLANEOUS		32
11.1	Notices	32
11.2	OFAC/FCPA	32
11.3	Financial Statements	33
11.4	Brokers	33
11.5	Limitation of Landlord’s Liability	33
11.6	No Waivers	34
11.7	Entry into Premises	34
11.8	Relationship of the Parties; True Lease	35
11.9	Other Provisions	35
	11.9.1 Covenant of Quiet Enjoyment	35
	11.9.2 Survival	35
	11.9.3 Entire Agreement	35
	11.9.4 Execution in Counterparts	35
	11.9.5 Recording	36
	11.9.6 No Light, Air, or View Easement	36
	11.9.7 Non-Discrimination	36
	11.9.8 Attorneys’ Fees	36
	11.9.9 Waiver of Consequential Damages	36

11.10	Interpretation	36
	11.10.1 Captions	36
	11.10.2 Landlord and Tenant	36
	11.10.3 Non-Exclusivity	36
	11.10.4 Covenants Independent	36
	11.10.5 Joint and Several Liability	37
	11.10.6 Time of the Essence	37
	11.10.7 Governing Law	37
	11.10.8 Successors and Assigns	37

Exhibits:

Exhibit A:Land and Depiction of Premises

Exhibit B:Tenant Work Letter

Exhibit C:Tenant Estoppel Certificate

Exhibit D:Memorandum of Lease

Exhibit E:SNDA

Schedule 1:Basic Rent Chart

Lease Addendum Regarding Power Service

Lease Addendum Regarding Expansion Option

BASIC LEASE INFORMATION

For convenience of the parties, certain basic provisions of this Lease are set forth herein, and are expressly incorporated into the Lease. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

TERMS OF LEASE	DESCRIPTION

Lease Date:	For identification purposes only, the date of this Lease is March 31, 2025.

“Landlord”:	401 SOUTHPORT, LLC, a Delaware limited liability company

“Tenant”:	FORGE BATTERY, INC., a Delaware corporation

“Commencement Date”:	March 31, 2025.

“Land”:	That certain real property located on 401 Southport Drive, Morrisville, NC and referred to as CaMP Morrisville, as described on Exhibit A attached hereto.

“Building”:

That certain building constructed on the Land consisting of approximately one hundred thousand (100,000) square feet of base floor area, to be further modified to include approximately thirty-seven thousand two hundred ninety-seven (37,297) square feet of mezzanine area in accordance with the Tenant Work Letter on Exhibit B attached hereto (the “Tenant Work Letter”), which building will ultimately constitute in the aggregate one hundred thirty-seven thousand two hundred ninety-seven (137,297) square feet.

“Premises”:	The Land, the Building and all other improvements on the Land and appurtenances thereto.

“Tenant Improvement Allowance”:	An amount up to [***] ([***]) per square foot as set forth in the Tenant Work Letter attached hereto as Exhibit B and made a part hereof.

“Term”:

The period commencing on the Commencement Date and ending fifteen (15) Lease Years after the Commencement Date, together with any Extension Period as to which an Extension Option is exercised under Section 1.4. The term “Lease Year” is defined as follows: Lease Year 1 is the first twelve (12) full calendar months after the Commencement Date, plus any partial calendar month at the beginning of the Term. Each subsequent Lease Year is the twelve (12) full calendar months immediately following the preceding Lease Year.

“Base Rent”: (Article 2)

Base Rent for the first twelve (12) months following the Commencement Date of the Lease shall be equal to a annual rate of Forty Nine and 83/100 Dollars ($49.83) per square foot; provided, however, Tenant shall receive a monthly rent credit and abatement in an amount equal to one hundred percent (100.0%) of such amount for the first six (6) months of Term of the Lease, such that the Base Rent for the first six (6) months of the Term shall be Zero Dollars ($0.00) per month. Base Rent shall be increased by three (3%) percent annually on each anniversary of the Commencement Date during the Term, as further set in the rent chart attached hereto as Schedule 1.

During the first year of each Extension Period, if exercised by Tenant pursuant to the terms of Section 1.4, Base Rent shall be an amount equal to the fair market value rent for the Permitted Use (“FMV”) for the Premises at the time Tenant exercises such Extension Period, as determined pursuant to Section 1.4.2 hereof. Thereafter, Base Rent shall be increased by three (3%) percent annually on each anniversary of the Commencement Date during the Term of such Extension Period.

“Net Lease”:

Landlord and Tenant acknowledge and agree that this is an “absolute net lease” and that Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever. Landlord shall have no obligations relating to the repair, maintenance or operation of the Premises, or any part thereof; Tenant shall be solely responsible for same.

“Security Deposit”: (Section 2.4):	Tenant shall deposit with Landlord a Security Deposit in the amount of nine (9) months’ Rent.

“Permitted Use”: (Article 3)	Nanocoating technology, battery manufacturing, research and development, warehousing and office uses accessory thereto, and other consistent uses permitted under Applicable Laws, consistent with current zoning for the Premises and all Applicable Laws.

“Address of Tenant”: (Article 11)

Forge Battery, Inc.

12300 Grant St., #110

Thornton, CO 80241

Attention: Don Kaiser

Email: [***]

With a copy to:

Forge Battery, Inc.

12300 Grant St., #110

Thornton, CO 80241

Attention: Curtis Zimmerman

Email: [***]

“Address of Landlord”: (Article 11)	[***] Attention: [***] Email: [***]

LEASE AGREEMENT

This Lease Agreement (this “Lease”), dated March 31, 2025, is made between 401 SOUTHPORT, LLC, a Delaware limited liability company (“Landlord”), and FORGE BATTERY, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

LEASE OF PREMISES; TERM

1.1Lease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term on the terms and conditions of this Lease. Commencing on the Commencement Date, and throughout the Term, Tenant shall have sole and exclusive right to possession of the Premises. Landlord hereby grants to Tenant the benefit of all rights, privileges, tenements, hereditaments and easements that are part of or appurtenant to the Premises during the Term.

1.2Commencement and Term. The Term of this Lease will be fifteen (15) Lease Years, commencing on the Commencement Date and ending on the last day of the fifteenth (15th) Lease Year thereafter, unless sooner terminated or extended in accordance with the terms of this Lease.

1.3Condition of Premises.

1.3.1Construction of Building. Landlord represents and warrants that, as of the Commencement Date and Landlord’s delivery of the Premises to Tenant, all materials, equipment and workmanship furnished by any of its contractors or subcontractors in connection with Landlord’s construction of the Building (the “Landlord Work”) will be free from material defects in workmanship and materials for a period of one (1) year following the issuance of a certificate of completion for the Landlord Work by the applicable governmental authorities. If any part of the Landlord Work shall not comply with the foregoing warranty, then Tenant may notify Landlord of such defect or failure and Landlord, at Landlord’s sole cost and expense, shall promptly cause such defects and failures to be corrected (except for damage or defect caused by the gross negligence or willful misconduct of Tenant or normal wear and tear under normal usage). Landlord hereby assigns to Tenant all assignable warranties and guarantees received in connection with the Landlord Work and Landlord shall cooperate with Tenant and use commercially reasonable efforts to enforce any nonassignable warranties and guarantees for the benefit of Tenant at Tenant’s request, provided that if Landlord is unsuccessful in enforcing any nonassignable warranties said failure shall not constitute a default hereunder. However, Landlord shall continue to have the full license and right to enforce any and all such warranties to the extent necessary in connection with the representations or warranties by Landlord to Tenant under this Lease. In the event Tenant notifies Landlord of any defect or failure of the Landlord Work in connection with the warranty contemplated by this Section 1.3.1, Tenant shall cooperate and work together in good faith with Landlord in order to facilitate Landlord’s enforcement and prosecution of any warranties or other contractual rights and remedies available under any applicable contracts and agreements with any contractors and/or service providers who constructed any improvements or performed any of the Landlord Work on the Premises.

1.3.2AS IS; No Landlord Representations. Except as expressly set forth above in Section 1.3.1, Tenant’s lease of the Premises is on an “AS IS” basis and Tenant acknowledges that Tenant is in possession of the Premises as of the Commencement Date and accepts the Premises in its “AS IS” condition with all faults. Landlord has not made any representation or warranty to Tenant regarding (a) the condition or suitability of the Premises for the conduct of Tenant’s business, or (b) the restrictions that may affect the conduct of Tenant’s business in, or Tenant’s use of, the Premises, or any other rights or benefits under this Lease. Subject to the terms and conditions of Articles 3 and 4 below, Tenant assumes full responsibility for all costs and expenses required to cause the Premises to comply with all Applicable Laws (as defined herein). Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the suitability of same for Tenant’s purposes. Except as expressly provided in this Lease, including without limitation Section 1.3.1, Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or with respect to the suitability of the Premises for the conduct of Tenant’s business. Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Premises or to seek certification under, or make modifications in order to obtain, a certification from LEED or any other comparable certification.

1.3.3Tenant Work. Following the Commencement Date, the Premises shall be improved by Tenant as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit B and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Tenant Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Work.” The taking of possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in satisfactory condition.

1.4Extension Option.

1.4.1Exercise of Extension Option. Tenant shall have two (2) options (each, an “Extension Option”) to extend the Term of this Lease for a period of ten (10) years each (each, an “Extension Period”), on the same terms and conditions in effect under this Lease immediately prior to the commencement of such Extension Period, except that Base Rent shall be determined as set forth below and Tenant shall have no further right to extend the Term of this Lease after the end of the second (2nd) Extension Period, unless otherwise agreed-to in writing by the parties prior to the termination of the Lease. If Tenant exercises the Extension Option, such extension shall apply to the entire Premises. Tenant may exercise the Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the “Extension Notice”) not later than eighteen (18) months prior to the commencement date of the Extension Period. Such exercise shall, at Landlord’s election, be null and void if any Event of Default shall have occurred and is continuing at the date of such notice. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period. If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 1.4, then the Extension Option shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 1.4.

1.4.2Base Rent Determination. During the first year of each Extension Period, if exercised by Tenant pursuant to Section 1.4.1 above, Base Rent shall be an amount equal to the FMV at the time Tenant exercises such Extension Period. Thereafter, Base Rent for each subsequent Lease Year of such Extension Period shall be increased by three (3%) percent annually on each anniversary of the Commencement Date during the Term of such Extension Period. FMV shall be determined as set forth in this Section 1.4.2. Landlord and Tenant shall endeavor in good faith to agree upon the FMV. If Landlord and Tenant are unable to agree on the amount of the FMV by the date that is thirty (30) days after the date of delivery of the Extension Notice, then (1) on or before twelve (12) months prior to the commencement of the Extension Period Tenant may withdraw the Extension Notice, or (2) Landlord shall specify in writing the rent (the “Landlord’s Rental Rate”) at which Landlord is willing to lease the Premises for the Extension Period and Tenant shall specify in writing the rent (the “Tenant’s Rental Rate”) which Tenant is willing to pay for the Premises for the Extension Period, and the FMV shall be established by appraisal in the following manner: By not later than the fortieth (40th) day after the date of the delivery of the Extension Notice, Landlord and Tenant shall each appoint one (1) qualified appraiser (as hereinafter defined) and the two (2) appraisers so appointed shall determine the FMV within seventy-five (75) days of the date of delivery of the Extension Notice. As used herein, the term “qualified appraiser” shall mean any independent unaffiliated person (a) who is employed by an appraisal firm of recognized competence for buildings located in the same geographical area as the Premises, and (b) who has not less than ten (10) years’ experience in appraising and valuing properties of the general location, type and character as the Premises. If either Landlord or Tenant fails to appoint an appraiser within said forty (40)-day period, then the other party shall have the power to appoint the appraiser for the defaulting party. If said appraisers are unable to agree on the FMV within said seventy-five (75)-day period, then they jointly shall appoint a third qualified appraiser within ten (10) days of the expiration of said seventy-five (75)-day period, and thereafter all three appraisers shall determine the FMV. If all three appraisers are unable to agree upon the FMV, then the FMV shall be determined by agreement between any two of the three appraisers and the FMV so determined shall be conclusive and binding upon Landlord and Tenant. Each party shall bear the cost of its appraiser, and the cost of the third appraisal shall be borne equally between the parties; provided that if the FMV as so determined is equal to or greater than Landlord’s Rental Rate, then Tenant shall pay the entire cost of all two (or three) appraisers and if such FMV as so determined is equal to or less than Tenant’s Rental Rate, then Landlord shall pay the entire cost of all two (or three) appraisers. Until such time as the FMV is so determined, from and after the commencement date of the Extension Term, Tenant shall pay Base Rent at Landlord’s Rental Rate, with an appropriate adjustment once the FMV has been determined.

1.5Confirming Memoranda. Landlord and Tenant shall execute, within ten (10) days after Tenant’s taking delivery of the Premises on the Commencement Date, written confirmation of the Commencement Date and the last day of the Term.

1.6Binding Obligation. Notwithstanding the definition of Term set forth above, which is used to conveniently define the period following the Commencement Date during which Tenant shall pay Rent, this Lease shall be effective and binding upon the parties upon mutual execution and delivery as of the Effective Date. Landlord’s and Tenant’s obligations under this Lease shall be performed on the dates specified in this Lease.

ARTICLE 2

RENT

2.1Base Rent and Additional Rent. Tenant shall pay to Landlord the monthly Base Rent in effect from time to time on or before the first (1st) day of each full calendar month during the Term. Tenant shall pay to Landlord on the Commencement Date the prorated Base Rent for any partial calendar month at the beginning of the Term. Base Rent due for any partial calendar month at the end of the Term shall also be prorated and paid on the first day of such calendar month. Tenant shall pay to Landlord all items of Rent (as defined below), without deduction or offset and without notice or demand, and Tenant shall deliver such payments via ACH transfer of wire transfer to the payment address set forth in the Basic Lease Information, or to such other person, at such other place, or in such other manner as Landlord may designate by giving to Tenant Notice (as defined below) thereof. “Additional Rent” means all other amounts payable by Tenant to Landlord in accordance with this Lease, other than Base Rent. “Rent” means all amounts payable by Tenant to Landlord in accordance with this Lease, including, but not limited to Base Rent and Additional Rent.

2.2Expenses and Taxes. Tenant shall pay all Operating Expenses and Taxes directly relating to the Premises during the Term.

2.2.1Expenses. Tenant will pay directly all Operating Expenses allocable to the Premises in a timely manner and prior to delinquency. In the event that Tenant fails to pay any Operating Expense within fifteen (15) days after written notice by Landlord to Tenant, and without being under any obligation to do so and without hereby waiving any default by Tenant, Landlord may pay any delinquent Operating Expenses. Any Operating Expense paid by Landlord and any expenses reasonably incurred by Landlord in connection with the payment of the delinquent Operating Expense may be billed immediately to Tenant and Tenant shall reimburse Landlord for such costs upon demand, or at Landlord’s option and upon written notice to Tenant, may be deducted from the Security Deposit. Notwithstanding the foregoing, Tenant may dispute the amount or obligation of any Operating Expenses, provided, however, that, (i) such Operating Expense is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord of such dispute, and (iii) Tenant establishes unrestricted cash reserves that are adequate with respect to such contested item or otherwise bonds over same pursuant to a bond or financial security reasonably acceptable to Landlord. “Operating Expenses” means all costs and expenses incurred with respect to the ownership, maintenance and operation of the Premises including, but not limited to: all insurance, maintenance, repair and replacement of the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; Premises personnel costs; personal property taxes; rentals or lease payments paid by Tenant for rented or leased personal property used in the operation or maintenance of the Premises; fees for required licenses and permits; expenses of compliance with Applicable Laws; and a property management fee payable to Landlord, or an affiliate designee of Landlord, in an amount equal to two and one half percent (2.5%) of Rent. Notwithstanding the foregoing, Operating Expenses shall not include costs incurred directly by or on behalf of Landlord by virtue of the operation of its business as owner of the Premises, including, without limitation, Landlord’s income, excise, employment, payroll, and revenue taxes under Applicable Laws; business licensing and registration fees of Landlord; depreciation expense; costs, fines, and penalties incurred by Landlord due to its failure to comply with Applicable Laws; taxes on Landlord’s personal property; insurance premiums for policies elected to be carried by Landlord other than as expressly provided in this Lease; Landlord’s limited liability company or other entity overhead not related to management of the Premises; costs relating to the development of adjacent properties or projects; any costs or expenses related to the monitoring, testing, removal, cleaning, abatement, or remediation of any Hazardous Materials (as defined below) in or about the Premises caused by the acts of Landlord and for which Tenant is not responsible pursuant to Section 3.3 of this Lease; legal fees relating to (a) disputes with purchasers, prospective purchasers, mortgagees, or prospective mortgagees of the Premises, or (b) disputes between Landlord and members, partners, or affiliates of Landlord; reserves of any kind; any costs, fees, dues, contributions, or similar expenses for political, charitable, industry association, or similar organizations; costs incurred by Landlord resulting from Landlord’s breach of this Lease; or any other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, or operating expenses.

2.2.2Taxes. Subject to Tenant’s right to contest Taxes as set forth below, Tenant will pay directly all Taxes allocable to the Premises during the Term in a timely manner and prior to delinquency. “Taxes” means all real estate taxes, personal property taxes, transfer taxes, documentary stamps or taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary, or extraordinary (without regard to any different fiscal year used by such governmental authority) that are levied in respect of this Lease or the Premises, or in respect of any improvement, fixture, equipment, or other property of Landlord, real or personal, located at the Premises, and used in connection with the operation of the Premises, and all fees, expenses, and costs reasonably incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid increases in any assessments, levies, or the tax rate pertaining thereto. Taxes shall not include (i) corporate franchise taxes, estate taxes, inheritance taxes or net income taxes, or (ii) transfer taxes or other taxes incurred in connection with Landlord’s sale of the Premises or any interest therein. Tenant shall have the right, at Tenant’s sole cost and upon reasonable prior notice to Landlord, to initiate and prosecute any proceeding for the purpose of contesting the assessed valuation of the Premises or any personal property for tax purposes; provided, that this right to contest shall not be deemed or construed to relieve, modify or extend Tenant’s obligation to pay any Taxes allocable to the Term in a timely manner and prior to delinquency. Tenant shall indemnify and defend Landlord and save Landlord harmless from all costs, liabilities and expenses incurred in connection with such proceedings. Landlord shall have the right to (a) contest or dispute any Taxes, without Tenant’s prior written consent, at Landlord’s sole cost and expense, or (b) request that Tenant contest or dispute such Taxes, in which event, Tenant, in Tenant’s sole discretion, may agree to contest or dispute such Taxes, at Tenant’s sole cost and expense. Any reduction in Taxes or other benefits gained by Landlord’s contest or dispute of Taxes shall be applied to Tenant’s obligation with respect to Taxes under this Lease.

2.2.3Net Lease.

(a)Absolute Triple Net Lease. It is intended by the parties that this Lease be an absolute “triple net lease,” imposing upon Tenant the obligation to pay all charges of every kind and nature in connection with the use and occupancy of the Premises during the Term, whether or not recited herein and whether foreseeable or unforeseeable, including, but not limited to, utilities, fees, costs, real estate taxes, sales and use taxes, and all maintenance and repair costs associated with the Premises and the improvements located thereon. Tenant shall pay to Landlord, net throughout the Term, the Rent due hereunder free of any offset, abatement, or other deduction whatsoever.

(b)Payments to Third Parties. Subject to Section 2.2.3(c) below, Landlord and Tenant recognize that there may be recurring payments to third parties, including governmental entities, for various items including inspections of storm water retention areas, inspections of pump stations, fees for storm water runoff, and assessments for maintenance and repairs under a Title Instrument (as defined below). Tenant is solely responsible for paying any fees or expenses imposed by such governmental regulations or allocated to the Premises during the Term under any such Title Instrument. Tenant acknowledges that matters of the type contemplated by this Section may not be known to Landlord until after this Lease has been signed by Landlord and Tenant.

(c)Title Instruments. In addition to the foregoing, during the Term of this Lease, Tenant shall timely perform all obligations of the owner of the Premises under, and pay all expenses which the owner of the Premises may be required to pay in accordance with any declarations, covenants, conditions and restrictions or reciprocal easement agreements or any other documents or instruments that are of record now and affect the Premises (or of record in the future if created or filed by or with the consent of Tenant, such consent not to be unreasonably withheld, conditioned or delayed) (referred to collectively herein as the “Title Instruments”); provided, however, Tenant need not pay any debt service on loans that encumber Landlord’s interest in the fee estate and that do not encumber Tenant’s leasehold estate and Tenant need not pay any rent on any lease that is senior in priority to this Lease unless such debt service or rent is due and payable because of Tenant’s failure to perform Tenant’s obligations under this Lease. Tenant promptly shall comply with all of the terms and provisions of all Title Instruments, including all insurance requirements, regardless of whether any such requirements exceed the requirements otherwise set forth in this Lease. Notwithstanding the foregoing, Landlord shall not enter into new Title Instruments or modify existing Title Instruments during the Term without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that Tenant’s prior written consent shall not be required with respect to (i) any financing obtained by Landlord secured by Landlord’s interest in the Premises, (ii) Title Instruments necessary to effectuate transfers to third-party purchasers of the Premises, or (iii) any new Title Instruments or the modification of existing Title Instruments that do not materially and adversely affect Tenant’s use or occupancy of the Premises.

2.3Interest and Late Charge. Together with each payment of Rent that Tenant pays to Landlord after such payment is due, Tenant shall pay to Landlord the Late Charge (as defined below) and interest calculated on the amount of such payment over the period commencing on the day immediately following the day on which such payment was due and ending on the day on which Tenant pays to Landlord such payment at the rate of the lesser of 12% per annum or the maximum lawful rate of interest. “Late Charge” means, in respect of any such payment, five percent (5%) of such payment.

2.4Security Deposit.

2.4.1Tenant shall deposit the Security Deposit, which shall be held and disbursed by Landlord pursuant to the terms of this Lease, as follows, and as a condition to any disbursement of the Tenant Improvement Allowance: (i) on the Commencement Date, Tenant shall deposit fifty percent (50%) of the aggregate Security Deposit (an amount equal to four and one-half months’ rent), and (ii) on or before the date that is the earlier of (A) the closing of Tenant’s project financing for the Premises, and (B) the date that is ninety (90) days from the Commencement Date, Tenant shall deposit the remaining fifty percent (50%) of the Security Deposit (an amount equal to four and one-half months’ rent). The Security Deposit shall be made as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, and such default continues beyond any applicable notice and/or cure periods, Landlord may, with Notice to Tenant, but shall not be required to, release and utilize of all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, within ten (10) days of Landlord’s written demand therefor, restore the Security Deposit to its original amount.

2.4.2The Security Deposit shall be remitted to Landlord by wire transfer of immediately available federal funds or by Letter of Credit as defined in this Section 2.4.2. Tenant shall have the option to deliver to Landlord, in place of a cash payment for the Security Deposit, an irrevocable, unconditional standby letter of credit in customary form and content acceptable to Landlord (the “Letter of Credit”), issued by a nationally recognized financial institution acceptable to Landlord (an “Acceptable Issuer”). All amounts payable pursuant to the Letter of Credit shall be payable to Landlord for disbursement pursuant to the terms of this Lease, whereby Landlord may present the Letter of Credit to the issuer for payment so as to convert the Letter of Credit to cash, whereupon the funds so received by Landlord shall constitute the Security Deposit for all purposes under this Lease. Not later than twenty (20) days prior to any expiration of the Letter of Credit, Tenant shall furnish to Landlord a replacement Letter of Credit in the same form and amount, whereupon the replaced original Letter of Credit and any subsequent original amendments shall be promptly returned to Tenant by Landlord, along with a cancellation letter on the letterhead of Landlord directed to the Acceptable Issuer, referencing the letter of credit number and requesting cancellation (collectively, the “Cancellation Documents”). If Landlord does not timely receive such replacement Letter of Credit from Tenant, Landlord may and shall draw upon the Letter of Credit, whereupon the funds so received by Landlord, together with all interest earned thereon, shall constitute the Security Deposit for all purposes under this Lease.

2.4.3If Tenant performs all of Tenant’s obligations hereunder, any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Term, provided that Tenant has surrendered the Premises in accordance with the terms of this Lease.

ARTICLE 3

USE, COMPLIANCE WITH LAWS, HAZARDOUS MATERIALS

3.1Use. Tenant shall use the Premises solely for the Permitted Use and shall comply with all Applicable Laws. Tenant shall not commit, or allow Tenant Parties (as defined below) to commit, any waste of the Premises. “Tenant Parties” means Tenant’s agents, contractors, employees, customers, licensees, invitees, assignees, and subtenants. Landlord agrees to reasonably cooperate with Tenant, at Tenant’s sole cost and expense and without liability to Landlord, and subject to the restrictions contained in this Lease regarding the work Tenant is permitted to perform, in obtaining any permits required by Applicable Law for the use of the Premises by Tenant for the Permitted Use, including, without limitation, by executing or joining in the execution of such applications and other documentation (the form and content of which shall be subject to Landlord’s reasonable approval) in Landlord’s name, as the fee simple owner of the Premises, as may be necessary for obtaining such permits.

3.2Compliance with Applicable Laws. Tenant alone will be responsible for compliance with all Applicable Laws with respect to the Premises. Tenant assumes full responsibility for all costs and expenses required to cause the Premises to comply with all Applicable Laws. “Applicable Laws” means all federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations, including, without limitation, the requirements of the Americans With Disabilities Act (ADA), the Occupational Safety & Health Administration (OSHA), and in conformance with Certified Good Manufacturing Practices. To ensure Tenant’s compliance with Applicable Laws, upon reasonable notice to Tenant and subject to and in accordance with Applicable Laws and confidentiality requirements of Tenant’s operations, Landlord may cause independent third party noninvasive inspections of the facility and Tenant’s operation (which shall be conducted in a manner that reasonably minimizes disruption to Tenant’s operations) to confirm compliance with Applicable Laws, at Landlord’s expense.

3.3Hazardous Materials.

3.3.1Tenant may use and handle Hazardous Materials within the Premises during the Term as is necessary and customary in the ordinary course of Tenant’s business and the Permitted Use; provided, however that Tenant (a) shall not, and shall not permit Tenant Parties to, at any time, handle, use, manufacture, release, store, or dispose of Hazardous Materials in or about any portion of the Premises in violation of Applicable Laws, (b) shall always handle, use, store, and dispose of such Hazardous Materials in compliance with all Environmental Laws and shall never allow such products to contaminate any portion of the Premises. “Hazardous Materials” means flammables, explosives, corrosive materials, radioactive materials, materials capable of emitting toxic fumes, hazardous wastes, toxic wastes or materials, and other similar substances, petroleum products and derivatives, and any substance subject to regulation by or under any Environmental Law. “Environmental Laws” means Applicable Laws relating to the protection of the environment or the keeping, use, transportation, or disposition of Hazardous Materials and all amendments to any of them. Upon written request of Landlord, Tenant shall provide Landlord, within thirty (30) days of such request, a list of any Hazardous Materials present at the Premises and copies of any Hazardous Materials permits and inventories as filed by or on behalf of Tenant with governmental entities pursuant to Environmental Laws. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises and apply commercially reasonable remediation of all Hazardous Materials introduced to the Premises by Tenant, any Tenant Party or any other party other than Landlord or Landlord Parties (as defined below) prior to or during the Term of the Lease, regardless of whether such Hazardous Materials are present in concentrations which require removal under Environmental Laws. Tenant agrees to indemnify, defend and hold Landlord and Landlord Parties harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Term directly or indirectly from or in connection with (i) the presence or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under, to or from, or within the Premises, or any portion thereof caused by Tenant, Tenant Parties, or any other party other than Landlord or Landlord Parties, including the cost of any assessment, containment and/or removal of any such Hazardous Materials, the cost of any actions taken in response to a release of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Premises, or the operation thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation), or (ii) Tenant’s breach of its obligations under this Section 3.3. This Section 3.3 shall survive the expiration or earlier termination of this Lease.

3.3.2In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other environmentally-related remedial work (collectively, the “Remedial Work”) is required under Environmental Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Parties in violation of any Environmental Law, Tenant shall perform or cause to be performed the Remedial Work in compliance with such Environmental Law or order at Tenant’s sole cost and expense. All Remedial Work performed by or on behalf of Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work performed by or on behalf of Tenant shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable, documented, actual out-of-pocket costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with monitoring or review of such Remedial Work. Tenant shall keep Landlord informed regarding the Remedial Work and shall provide to Landlord copies of all reports and submittals to governmental entities at the time they are prepared or submitted and provide copies of all correspondence received from governmental entities related to the Remedial Work at the time they are received. Tenant shall not cause or permit any liens, deed restrictions or other restrictions, ongoing obligations or encumbrances related to the Remedial Work. Remedial Work may include risk-based clean-up remedies and standards based on the continued commercial/industrial good manufacturing practices use of the Premises.

3.3.3Upon Landlord’s request in its sole discretion, prior to the expiration or earlier termination of this Lease, but not sooner than thirty (30) days prior to the expiration of the Term, Tenant shall cause a Phase I Environmental Site Assessment to be performed on the Premises. Such assessment shall be performed by an “Environmental Professional,” as defined in “All Appropriate Inquiry” final rule (40 C.F.R. part 312), and in general accordance with the scope and limitations of the American Society for Testing and Materials (ASTM) Standard E 1527-05. In the event that the assessment reveals the existence of any recognized environmental conditions that were caused by Tenant or Tenant Parties, Tenant, at its sole expense, shall promptly cause any such conditions to be remediated pursuant to the recommendations of the assessment, (which work shall be deemed Remedial Work), and shall continue such remediation efforts until the recognized environmental condition(s) are successfully remediated as required under Environmental Law. Such remediation may include risk-based clean-up remedies and standards based on the continued commercial/industrial good manufacturing practices use of the Premises.

3.3.4EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, LANDLORD LEASES AND WILL LEASE, AND TENANT TAKES AND WILL TAKE, THE PREMISES IN AN ENVIRONMENTALLY “AS IS” CONDITION, AND TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS, LATENT OR PATENT, ENVIRONMENTAL OR AIR, SOIL, SOIL GAS, OR GROUNDWATER CONDITION, IT BEING AGREED THAT ALL RISKS INCIDENT TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT. Tenant acknowledges and agrees that the environmental condition of the Premises have been inspected by Tenant and are satisfactory to it. In the event of any defect or deficiency in any of the environmental condition of the Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental, special, punitive or consequential damages (including strict liability in tort).

3.4Alterations.

3.4.1Consent. Except with respect to the Tenant Work as set forth in the Tenant Work Letter, Tenant shall not make or allow to be made any Alterations that require the issuance of building or other permits in accordance with Applicable Laws without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed. Landlord’s consent shall not be required with respect to Alterations that do not require any permits, approvals or authorizations from any governmental agency, or with respect to

Permitted Alterations. Tenant hereby agrees to provide copies of all plans of such Alterations, regardless of whether Landlord’s consent is required. “Alterations” means any alterations, additions, or improvements to the Premises, including the attachment of any fixtures or equipment in, on, or to any part of the Premises. “Permitted Alterations” means Tenant Work as set forth in the Tenant Work Letter and Alterations which (i) do not affect the structure of the Premises, provided that such non-structural Alterations do not exceed in the aggregate, a contracted cost of more than five percent (5%) of the value of the Premises in any Lease Year, (ii) do not adversely affect the building systems of the Premises, (iii) are not reasonably expected to materially diminish the value of the Premises, and (iv) for which the contracted cost is $100,000.00 or less per Alteration.

If Tenant is obligated to request Landlord’s consent to any Alterations under the terms and conditions of this Lease, then, if requested by Landlord, Tenant shall give to Landlord complete plans and specifications for such Alterations together with One Thousand No/100 Dollars ($1,000.00) as a review fee. If Tenant is obligated to request Landlord’s consent to any Alterations under the terms and conditions of this Lease, Landlord shall respond to Tenant’s request for consent to an Alteration hereunder within thirty (30) days of Landlord’s receipt of the information required under this Section 3.4.1. If Landlord’s consent is required and Landlord fails to respond to Tenant’s request for consent within thirty (30) days of Tenant’s request, Tenant may send a second written request, which request shall contain, in bold, capital letters, the following: “THIS NOTICE CONSTITUTES TENANT’S SECOND NOTICE OF ITS REQUEST FOR CONSENT TO AN ALTERATION PURSUANT TO SECTION 3.4.1 OF THE LEASE; LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LANDLORD’S CONSENT TO THE REQUESTED ALTERATION.” If Landlord fails to respond to such second notice within five (5) business days of receipt, Tenant’s request for the applicable Alteration shall be deemed approved. All Alterations shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Applicable Laws. Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices, with all Applicable Laws and insurance requirements, and Tenant shall be solely responsible for ensuring all such compliance. If, as a result of Tenant’s use of the Premises or the making of any Alterations to the Premises, any other alterations, improvements, betterments or other physical additions shall be required to be made to any part of the Premises to comply with the requirements of all Applicable Laws, Tenant shall be solely responsible for the costs incurred to effect such compliance with respect to the Premises.

3.4.2Requirements; Liens. With respect to any Alterations, Tenant hereby agrees as follows: (a) Tenant shall contract for the performance of such Alterations with a contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed, (b) all Alterations shall be constructed in a first class and good and workmanlike manner and only good grades of materials shall be used, (c) Tenant shall cause all Alterations to be constructed free of all liens, in accordance with all Applicable Laws, (d) Tenant shall pay the costs of the Alterations and so that Landlord and the Premises will be protected against any loss from any mechanic’s, materialmen’s, or other liens, and (e) prior to the commencement of the construction of any Alterations, Tenant shall give to Landlord evidence of the insurance required by Section 6.2.4. Landlord hereby acknowledges that Arco Design/Build Raleigh is approved as a contractor for any Alterations. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant may contest any lien if (i) such lien is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord of such dispute, and (iii) such lien is fully bonded by Tenant to the reasonable satisfaction of Landlord.

3.4.3Completion. Upon the completion of any Alterations, Tenant shall, to the extent applicable, promptly give to Landlord (a) a reproducible copy of the “as-built” drawings of such Alterations, (b) a certificate of completion executed on behalf of Tenant’s architect and/or engineering certifying completion of such Alterations in accordance with the respective plans and specifications, (c) a copy of the certificate of occupancy issued by the applicable governmental authorities with respect to such Alterations, and (d) copies of any warranties or guarantees with respect to such Alterations.

3.4.4Ownership of Alterations. Any Alterations shall belong to Tenant until the Termination Date, at which time the Alterations (other than Tenant’s Trade Fixtures (as hereinafter defined)) shall belong to Landlord, subject to Landlord’s right to require removal thereof in accordance with Section 4.2. At the time of providing its consent, Landlord shall indicate whether Landlord requires the removal of such Alteration at the expiration or termination of the Term (including any Extension Periods). For purposes of this Lease, “Trade Fixtures” shall mean a piece of equipment placed on the Premises by or at the direction of Tenant which is used in Tenant’s trade or business and which can be removed from the Premises without causing material or substantive damage in the course of such removal. For the avoidance of doubt, Trade Fixtures shall not include, without limitation, building systems and machinery, built-in cabinet work (other than lab benches), purpose-built mezzanine space, all HVAC, air handling, electrical, mechanical and plumbing equipment and related ducts, shafts, and conduits, clean-rooms, dry-rooms, climatized rooms, electrical panels and power back-up distribution systems.

3.4.5Security System. In the event Tenant maintains a separate security system for the Premises, upon the expiration of earlier termination of this Lease, Tenant shall either (i) provide Landlord with the access card and/or security code for the system, or (ii) disable the system.

3.4.6Rooftop Access. Landlord agrees that Tenant has the right to install solar and telecommunications equipment, HVAC systems and facilities and other equipment on the roof of the Building and elsewhere on the Premises; provided, however, Tenant agrees not to install or permit the installation of any equipment on the roof without Landlord’s written approval of the plans and specifications for the equipment and method of installation and provided that such installation of equipment does not invalidate any applicable roof warranty. Tenant agrees to repair any damage to the roof that results from Tenant’s installation of any equipment, and Tenant agrees not to do any work or installation on the roof that would void any roof warranty. Tenant agrees to install, operate, and maintain any such equipment skillfully and in accordance with all Applicable Laws. Landlord’s approval of any proposed installation pursuant to this Section 3.4.6 shall not be deemed a representation that such work complies with Applicable Laws, or that such work shall be suitable for its intended purpose.

3.5Parking. During the term of this Lease, Tenant shall have the use of the automobile parking areas, driveways, and walkways of the Premises, subject to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant acknowledges that Landlord has no obligation to provide security or a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, or any personal injury, property damage or other tort liability suffered by Tenant, its guests, invitees, principals, employees, agents or contractors, and Tenant hereby agrees to bear the risk of loss for same.

3.6Tenant’s Signage. Tenant shall have the right to install such signage at or upon the Premises as permitted by Applicable Laws after first obtaining Landlord’s written approval and consent. Tenant, at its sole expense, shall maintain Tenant’s Signage in good condition and repair during the Term. Should Tenant’s Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required maintenance and repairs, and Tenant shall pay Landlord the cost thereof, plus a fee for Landlord’s oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after receipt of Landlord’s request for payment, together with reasonable, supporting backup documentation. Landlord shall have the right and option to require Tenant to remove any signage and return the Premises to its original condition upon expiration or termination of this Lease.

3.7Generator. Except as otherwise provided in the Lease Addendum Regarding Power Service attached hereto and incorporated herein, Landlord agrees that Tenant may install and operate on the Premises at its sole cost and expense, a natural gas or diesel supplemental or emergency generator (the “Generator”). Without limitation of the foregoing, Landlord shall have the right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work relating to the Generator proposed by Tenant, which review may include structural engineering review relating to the capacity of the concrete pad described below to appropriately bear the weight of the Generator. The Generator shall be installed, used, operated, maintained and removed (upon expiration or earlier termination of the Lease) at Tenant’s sole expense, in compliance with all laws, including, without limitation, Environmental Laws. All conduit and wiring for the Generator (including the natural gas lines) shall be made in compliance with Applicable Laws and shall be in location approved by Landlord, the city, and/or state electrical inspector. The installation of the Generator shall be made in a manner and by means that comply with Applicable Laws. Tenant shall also comply with all Applicable Laws and reasonable rules adopted by Landlord regarding the operation and removal of the Generator. Tenant shall be solely responsible, at its sole expense, for performing all necessary maintenance and repair of such area, including without limitation, snow and ice removal in such area. Any installed Generator (including ancillary improvements and utility feeds) and, but solely during the term if Tenant installs a generator, the concrete pad, will be deemed Tenant’s Personalty, and as such, must be removed by Tenant in compliance with Applicable Laws if requested by Landlord upon the expiration of termination of this Lease. Prior to installing the Generator, Tenant shall obtain, at its sole expense, all governmental or quasi-governmental permits and/or approvals necessary to install and operate the Generator. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of the work related to any Generator proposed by Tenant is intended solely to protect Landlord, the Property and Landlord’s interests therein. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with Applicable Laws or other requirements.

ARTICLE 4

REPAIR AND MAINTENANCE; SERVICES

4.1Tenant Repair and Maintenance Obligations. The parties intend for this Lease to be absolutely triple net. Tenant shall be responsible for all repairs, replacements and maintenance of the Premises. Landlord shall have no obligation whatsoever to repair or maintain the Premises. Tenant shall repair and maintain the Premises (and the Personalty) in substantially the condition as exists as of the Commencement Date of this Lease, and following the completion of all Tenant’s Work as set forth in the Tenant Work Letter, as of the date of such completion, keep same in good order, condition and repair, and in compliance with Applicable Laws. Tenant shall contract for the performance of repairs and maintenance of the Premises and Personalty with contractors approved by Landlord. If Tenant fails to so repair and maintain the Premises and/or Personalty, after applicable notice and cure period, then Landlord may do so on Tenant’s behalf, and Tenant shall reimburse Landlord for the cost thereof, plus an administrative fee of five percent (5%) of such costs.

4.2Condition of Premises on Surrender. Except as otherwise provided in this Section 4.2, upon the Termination Date, all Alterations (other than Tenant’s Trade Fixtures) shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease. On the Termination Date, Tenant shall give Landlord possession of the Premises, together with all such Alterations (other than Tenant’s Trade Fixtures), in the same condition as when received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage that Tenant is not required to repair or restore under this Lease. On or prior to the Termination Date, Tenant shall also (a) remove all of Tenant’s furniture, Trade Fixtures, furnishings, electronic data processing equipment, and other equipment belonging to the Tenant, movable partitions of less than full height from floor to ceiling and other personal property (collectively, the “Personalty”), but excluding any telecommunications cabling, and (b) repair any damage caused by the removal of such Personalty. All of Tenant’s Personalty not so removed by Tenant, may be removed from the Premises by Landlord and stored, at Tenant’s sole risk and expense, and in any event, Landlord shall not be responsible for the value, preservation, or safekeeping thereof. Tenant shall pay to Landlord, upon demand, all reasonable expenses so incurred by Landlord, including the cost of repairing any damage caused by removal and storing such Personalty (collectively, “Tenant’s Property”). Any such Tenant’s Property not claimed by Tenant within sixty (60) days after Tenant’s surrender of the Premises shall, at Landlord’s option, be deemed either abandoned or conveyed by Tenant to Landlord under this Lease without further payment or credit by Landlord to Tenant. On the Termination Date, Tenant shall assign to Landlord all manufacturers’ and contractors’ warranties that are assignable with respect to the Premises and the Alterations (including all fixtures therein or thereon but excluding Tenant’s

Trade Fixtures) and Tenant shall obtain the consent of the issuers of such warranties, to the extent that such consent is required for the assignment to Landlord.

4.3Services. Landlord shall not be obligated to furnish to the Premises any services or utilities (including, without limitation, janitorial services), and Tenant shall contract directly with the providers of all services and utilities Tenant desires to receive at the Premises, at Tenant’s sole cost and expense. Tenant shall timely pay for all water, gas, electricity, heat, light, power, telephone, sewer, refuse and trash collection and other utilities and services used on the Premises pertaining to Tenant’s use of the Premises.

ARTICLE 5

ASSIGNMENT AND SUBLETTING

5.1General Prohibition on Transfers.

5.1.1Transfers Generally. Tenant shall not, directly or indirectly, make a Transfer (as defined below), except in accordance with this Article 5, and any purported Transfer that does not comply with the provisions of this Article 5 shall be void.

(a)“Transfer” means any assignment, pledge, mortgage, hypothecation, encumbrance, lien attaching to, or other transfer of this Lease or the leasehold created hereby, or any sublet or other transfer of any portion of the Premises, or any Interest Transfer (as defined below), in any case whether voluntarily, by operation of law, or otherwise, or permitting the Premises to be used or occupied by anyone other than Tenant.

(b)“Transferee” means the party to which a Transfer is made.

(c)“Interest Transfer” means if Tenant is a corporation, trust, partnership, limited liability company or other entity, (i) the transfer, whether directly or indirectly, of a Controlling Interest or a majority of the voting stock, beneficial interest, partnership interests, membership interests or other ownership interests therein (whether at one time or in the aggregate) or (ii) the sale, mortgage, hypothecation, or pledge of more than 25% of Tenant’s net assets. A “Controlling Interest” means the effective control over the management of such entity.

5.1.2Consent Requests. If Tenant desires to effect a Transfer, then Tenant shall give to Landlord Notice thereof at least thirty (30) days, but not more than sixty (60) days, prior to the proposed effective date of the Transfer, which Notice shall include (a) the name and address of the proposed Transferee, (b) the relevant terms of the Transfer, (c) copies of financial reports and other relevant financial information for the proposed Transferee, (d) information regarding the nature of the business the proposed Transferee intends to operate in the Premises and how long the proposed Transferee has operated such business, (e) a draft of the document to be used to effect the Transfer (the “Transfer Document”), and (f) payment to Landlord of Two Thousand Five Hundred and No/100 Dollars ($2,500.00) as a transfer review fee. Landlord may give, condition, delay or withhold its consent to a Transfer in Landlord’s sole discretion.

5.1.3Permitted Transfer. Notwithstanding anything contained herein to the contrary, Tenant may assign its interest in this Lease or sublease all or any part of the Premises

(each a “Permitted Transfer”) to a Permitted Transferee (defined below) without Landlord’s prior written consent; provided, that (i) Tenant gives Landlord a written notice of any Permitted Transfer not later than thirty (30) days prior to the effective date of such Permitted Transfer, (ii) Tenant is not in default under this Lease, (iii) with respect to a Permitted Transfer involving an assignment of this Lease, the Permitted Transferee assumes this Lease by a written assumption agreement delivered to Landlord prior to the effective date of such Permitted Transfer, (iv) the Permitted Transferee shall use the Premises only for the Permitted Use, (v) the use of the Premises by the Permitted Transferee shall not violate any other agreements affecting the Premises or Title Instruments, (vi) the occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfer, and (v) the tangible net worth of such Permitted Transferee is equal to or greater than the greater of (A) the tangible net worth of Tenant on the Commencement Date, or (B) the tangible net worth of Tenant on the date of such Permitted Transfer. As used herein, (A) “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with Tenant, (ii) a corporation or other entity which shall be a wholly owned subsidiary of the Tenant, (iii) the parent corporation or other entity of Tenant that owns, beneficially, directly or indirectly, all of the issued outstanding ownership interests, or (iv) a subsidiary of such parent corporation or other entity, or a corporation or other entity having a majority of its ownership in common with the ownership of Tenant; (B) “Successor” means any (i) business entity in which or with which Tenant is merged or consolidated in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations under this Lease are assumed by the Successor, or (ii) the successor or surviving corporation or other entity in the event of a merger or consolidation of the Tenant with another corporation, or (iii) a franchisee of Tenant; (C) “Purchaser” means any person or entity who or which acquires, directly or indirectly, all or substantially all of the assets or ownership interests of Tenant); and (D) “Permitted Transferee” means an Affiliate, Successor, or Purchaser.

5.2Conditions to Effectiveness. As conditions precedent to any Transfer becoming effective and binding on Landlord:

5.2.1prior to the proposed effective date of the Transfer, Tenant shall give to Landlord a copy of the fully executed Transfer Document, which shall (i) be in form and substance reasonably acceptable to Landlord, and (ii) for an assignment of this Lease, contain Transferee’s express assumption of Tenant’s obligations under this Lease and waivers by Tenant, for the benefit of Landlord, of all applicable suretyship defenses;

5.2.2as of the proposed effective date of the Transfer, there shall exist no Event of Default and Landlord shall not have given to Tenant any Notice of a default that Tenant has not cured; and

5.2.3between the date on which Landlord gave to Tenant Landlord’s consent to the proposed Transfer and the proposed effective date of the Transfer, there shall have been no material adverse change in circumstances.

5.3Transfer Premium. If Landlord consents to a Transfer relating solely to a sublease of the Premises then, at Landlord’s option, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (as defined below). “Transfer Premium” means the amount by which all rent paid by the transferee to Tenant or to any subtenant or any other person or entity (other than Tenant) (such person or entity being referred to as a “Subsequent Transferee”) for the Premises pursuant to such agreement exceeds the monthly Rent payable by Tenant hereunder with respect to the portion of the Premises being transferred for the term of such agreement Payment of the Transfer Premium payable to Landlord hereunder shall be made on the first day of each month during the term of such agreement.

5.4Miscellaneous.

5.4.1Notwithstanding any Transfer, permitted or otherwise, including without limitation a Permitted Transfer, Tenant shall not be released and shall at all times remain directly, primarily, and fully responsible and liable for the payment of Rent and for compliance with all of the other obligations to be performed by Tenant under the terms, provisions and covenants of this Lease. If any Transferee defaults under this Lease, then Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee.

5.4.2Landlord may consent to subsequent Transfers, or amendments or modifications to this Lease with Transferees, without notifying Tenant and without obtaining Tenant’s consent, and no such consent by Landlord shall relieve Tenant of liability under this Lease.

5.4.3Upon the occurrence of an Event of Default, if all or any portion of the Premises is then subject to one or more subleases, then Landlord, in addition to any other remedies provided in this Lease or at law or in equity, may collect directly from the subtenants under such subleases all rents due and becoming due to Tenant or a Subsequent Transferee under such subleases and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

5.4.4In the event of a Transfer of this Lease by Landlord or of any Transfer of ownership interests in Landlord, Landlord shall cause its Transferee take a written assignment of this Lease, pursuant to which such successor landlord shall assume all of Landlord’s obligations under this Lease. From and after a Transfer by Landlord, Landlord shall be released from all liability toward Tenant arising from this Lease because of any act, occurrence or omission of Landlord’s Transferee occurring after the Transfer.

ARTICLE 6

INDEMNIFICATION; INSURANCE

6.1Indemnification.

6.1.1To the extent permitted by law, Tenant shall protect, indemnify, release, defend and hold Landlord (and the Landlord Parties) harmless from and against any and all Claims incurred by reason of: (a) any damage to any property (including the property of Landlord), or any injury (including death) to any person, occurring in, on, or about any portion of the Premises, except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties; (b) any Alterations, work, or other thing done by Tenant or any Tenant Parties in or about any portion of the Premises, or from transactions of

Tenant concerning any portion of the Premises; (c) Landlord’s withholding of consent to any Transfer; (d) Tenant’s failure to comply with any Applicable Laws; (e) any breach or default by Tenant of any representation, covenant or other term of this Lease; or (g) the failure of Tenant or any other occupant of the Premises to surrender to Landlord possession of the Premises on the Termination Date in accordance with this Lease; provided that Tenant shall not be obligated to so indemnify Landlord to the extent any such matter arises from, or is caused by, the willful misconduct or gross negligence of Landlord. “Claims” mean claims, demands, losses, penalties, fines, liabilities, actions (including informal proceedings), settlements, judgments, damages, reasonable costs, and reasonable expenses (including reasonable attorneys’ fees and consultants’ fees, court costs, and other litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by, or asserted against, the party in question.

6.1.2To the extent permitted by law, Landlord shall protect, indemnify, release, defend and hold Tenant and the Tenant Parties harmless from and against any and all Claims incurred by reason of: (a) any damage to any property (including the property of Landlord), or any injury (including death) to any person, occurring in, on, or about any portion of the Premises to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties; (b) Landlord’s failure to comply with any Applicable Laws; or (c) any breach or default by Landlord of any representation, covenant or other term of this Lease; provided that Landlord shall not be obligated to so indemnify Tenant to the extent any such matter arises from, or is caused by, the willful misconduct or negligence of Tenant or the Tenant Parties.

6.2Insurance.

6.2.1Required Policies. Tenant shall obtain and keep in force throughout the Term the following coverages in the following amounts: (a) commercial general liability insurance on an “occurrence” basis with a deductible reasonably acceptable to Landlord, and with a combined single limit for bodily injury, death, property damage for products and completed operations, third-party bodily injury and/or property damage, contractual liability, personal injury and advertising injury, in an amount reasonably satisfactory to Landlord, but in no event less than $2,000,000.00 per occurrence and a general aggregate of no less than $4,000,000.00; such limit can be achieved by a primary policy or a combination of primary and umbrella/excess policies; (b) in the event that Tenant owns any motor vehicles or has any direct employees, comprehensive automobile insurance including coverage for non-owned and owned vehicles with a combined single liability limit of not less than $1,000,000.00; (c) in the event Tenant has any direct employees, worker’s compensation insurance with coverage limits as required by Applicable Laws, and employer’s liability insurance coverage with limits of $1,000,000.00 each accident, $1,000,000.00 disease – each employee, and $1,000,000.00 – policy limit; (d) Excess Liability (Umbrella) Policy in an amount not less than $10,000,000.00 providing coverage for general liability, automobile liability and employer’s liability; (e) products and completed operations insurance in an amount not less than $10,000,000.00; (f) “Special Form” property insurance covering damage to or loss of Tenant’s Personalty, and all Tenant’s Alterations in an amount equal to the full replacement value thereof (without deduction for depreciation); (g) business income insurance with extra expense insurance (ISO form CP 00 30 or its equivalent) in an amount sufficient to cover continuing, non-abating expenses for a period of twenty-four (24) months following a loss, including, without limitation, full payment of all Rent under this Lease; (h) intentionally omitted; (i) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class manufacturing facilities in the area in which the Premises is located and which are available at commercially reasonable cost; and (j) any such other insurance as Landlord’s lender may require or Landlord may reasonably require. Additionally, Tenant shall obtain and keep in force comprehensive all risk property insurance, including fire and extended coverage, sprinkler leakage, vandalism, malicious mischief, terrorism, wind and/or hurricane coverage, covering one hundred percent (100%) of the full replacement cost of the Premises, which for purposes of this Agreement shall mean actual replacement value of the Premises, containing an agreed value endorsement with respect to the Improvements and personal property at the Premises waiving all coinsurance provisions, and if any of the improvements or the use of the Premises shall at any time constitute a legal non-conforming structure or use, containing “law and ordinance” coverage including coverage for loss of the undamaged portion of the Premises, demolition and increased costs of construction, all subject to commercially reasonable deductibles (including the waiver or endorsed to provide the waiver under Section 6.3.2, below), the cost of which shall be paid by Tenant as an Operating Expense. In addition, Tenant shall obtain and keep in force: (1) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus such excess amount as Landlord shall require; and (2) if required by Landlord’s lender, and if the Premises are located in seismic zone 3 or 4, earthquake insurance in form and substance satisfactory to Landlord in an amount equal to the product of the PML (Probable Maximum Loss) of the Premises on a percentage basis (as mutually determined from time to time by Landlord and Tenant pursuant to one or more seismic or other similar reports) multiplied by one hundred percent (100%) of the replacement cost of the Premises, provided that the insurance pursuant to clauses (1) and (2) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 6.2.1., and the cost of which shall be paid by Tenant as an Operating Expense.

6.2.2Requirements for Policies. The policies required under Section 6.2.1 shall: (a) with respect to the commercial general liability policy shall include additional insured coverage provision in favor of, and name, Landlord, Landlord’s property manager; and/or any other persons or entities reasonably designated by Landlord, as additional insureds, and (ii) with respect to the property insurance policy, name Landlord and Landlord’s lender as loss payees; (b) be issued by reputable, financially sound insurance companies authorized and admitted to do business in the State of North Carolina with an A.M. Best rating of A-:VIII or better at all times during which one or more policies issued by such companies are being used to satisfy any of the requirements of this Lease; (c) provide that such policies shall not be canceled unless thirty (30) days’ prior written notice shall have been given to Landlord; (d) include coverage for liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with defense provided in addition to policy limits, including the indemnity obligations set forth in Section 7.1; (e) provide that no act or omissions of Tenant shall affect or limit the obligations of the insurer with respect to other insureds, including Landlord; (f) provide that the proceeds of such insurance applicable to casualties occurring during the Term shall be used to repair or replace the Premises and Tenant’s Personalty, and to pay the Rent; and (g) with respect to the commercial general liability policy, provide that (i) coverage includes a standard ISO separation of insureds provision or substantially similar provision, (ii) Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the Premises by reason of acts or omissions of Tenant, (iii) any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant, and (iv) contain no cross party exclusion. Each insurance policy shall also include a waiver of subrogation provision or endorsement in favor of Landlord. The cost of the Required Insurance and any deductibles or self-insured retentions payable in connection with claims under the Required Insurance, as well as the cost of any other insurance carried by Tenant, will be borne solely by Tenant, without reimbursement by Landlord. By requiring the Required Insurance, Landlord does not represent that the required coverage and limits will be adequate to protect Tenant, and the required coverage and limits will not limit Tenant’s indemnity obligations under this Lease.

6.2.3Evidence of Insurance. Prior to the Commencement Date, and within ten (10) business days of any change in the requirements on this Section 6.2, Tenant shall give to Landlord either a copy of each insurance policy required to be obtained and maintained by Tenant in accordance with Section 6.2.1, or certificate thereof issued by the insurance company on ACORD Form 25 as to liability insurance, or on ACORD Form 28 as to property insurance showing such policies in force, and a copy of the additional insured endorsements, and thereafter Tenant shall provide to Landlord renewal policies or certificates meeting the requirements of this Section 6.2 prior to the expiration date of each policy. Tenant shall, within a reasonable period of time after Landlord’s request therefor, give to Landlord a complete copy of any and all insurance policies required to be obtained and maintained by Tenant by this Lease. If Tenant fails to keep in force any policy as required under this Lease, Landlord may obtain such policy (“Force-Placed Policy”) and advance on behalf of Tenant, as required under the terms of such Force-Placed Policy, the premiums therefor; in which event, Tenant shall reimburse Landlord for such premiums advanced on behalf of Tenant.

6.2.4Insurance for Alterations. During the performance of any Alterations by Tenant, (a) the insurance required under this Section 6.2 shall extend to all of Tenant’s consultants and contractors (and subcontractors of any tier) and shall include injuries to persons and damage to property arising in connection with such Alterations and (b) Tenant shall also maintain such other insurance as Landlord may reasonably require, including all-risk builder’s insurance, each of which policies shall name Landlord and Landlord’s lender as additional insureds and loss payees. Tenant shall give to Landlord copies of the policies of, or certificates evidencing, such insurance prior to commencing construction of such Alterations.

6.3Waivers.

6.3.1Each of Landlord and Tenant hereby waives all rights against the other for recovery of damages to the extent that such damages are covered by amounts actually collected under the insurance required to be maintained under Section 6.2.1 above. If any insurance policy implicated by this waiver does not allow the insured to waive rights of recovery against others prior to a loss, the party maintaining the insurance shall use reasonable efforts to cause such policy to be endorsed to provide this waiver. THE RELEASE AND WAIVER CONTAINED IN THIS SECTION 6.3.1 APPLIES EVEN TO A LOSS WHICH IS ATTRIBUTABLE TO THE NEGLIGENCE OF THE PARTY HEREBY RELEASED (AND WITH RESPECT TO LANDLORD, ITS PROPERTY MANAGER(S) OR ANYONE ELSE

FOR WHOM LANDLORD MAY BE RESPONSIBLE); HOWEVER, THIS RELEASE AND WAIVER SHALL NOT APPLY TO A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. The release and waiver specified in this Section 6.3.1 is cumulative with any releases or exculpations which may be contained in other provisions of this Lease.

6.3.2Landlord shall not be liable to Tenant, and Tenant hereby waives all Claims against Landlord for any damage to or loss of property in or about any portion of the Premises by or from any cause whatsoever, except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties.

ARTICLE 7

THIRD PARTIES

7.1Subordination, Attornment and Non-Disturbance. This Lease shall be automatically subject and subordinate at all times to the lien of any first priority mortgages or deeds of trust on, against, or affecting any portion of the Premises, or Landlord’s interest or estate in any portion of the Premises, whether this Lease was executed before or after said instrument, and to all renewals, modifications, consolidations, replacements, and extensions thereof (each, a “Mortgage”); provided that Tenant receives a “Non-Disturbance Agreement” from any current and future encumbrance holder (each, a “Mortgagee”) substantially in the form attached as Exhibit E, or in such other commercially reasonable form and containing such other information as Landlord or any such lenders, investors, or purchasers, may reasonably require, assuring Tenant that as long as an Event of Default by Tenant has not occurred, Tenant’s rights under this Lease shall not be impaired or modified by such Mortgagee. Tenant shall execute and deliver to Landlord, within ten (10) days after Landlord’s request therefor, such further commercially reasonable instruments evidencing such subordination as may be required by Landlord.

7.2Attornment. In the event of the foreclosure of, or exercise of the power of sale under, any Mortgage, or in the event of a deed given in lieu of foreclosure, then (a) upon the request of the purchaser in such foreclosure or sale, or the grantee under such deed in lieu (any such party, the “New Owner”), Tenant shall attorn, without any deductions or setoffs whatsoever, to the New Owner and recognize the New Owner as the Landlord under this Lease; (b) upon the request of the New Owner, Tenant shall enter into a new lease, containing all of the terms and provisions of this Lease, with the New Owner for the remaining Term, or at the election of the New Owner, this Lease shall automatically become a new lease between Tenant and the New Owner upon the terms and provisions of this Lease for the remaining Term, and Tenant shall confirm such attornment and new lease in writing within ten (10) days after the New Owner’s request therefor; (c) the New Owner shall not be liable for any act or omission of Landlord under this Lease occurring prior to the New Owner stepping into the shoes of Landlord, except for the return of the Security Deposit (and all interest accrued thereon) to Tenant as provided under the terms and conditions of this Lease; and (d) the New Owner shall not be bound by any modification of this Lease that was not consented to by the New Owner or any previous payment of more than one month of Rent that was not consented to by the New Owner. Tenant waives the provisions of any law that may give or purport to give to Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant under this Lease in the event of any foreclosure, sale or deed in lieu of foreclosure.

7.3Mortgagee’s Right to Cure. Notwithstanding anything to the contrary in this Lease, before exercising any right (a) of offset, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent under this Lease or (b) to terminate the Lease or to claim a partial or total eviction, in each case arising from Landlord’s default under this Lease, (i) Tenant shall provide to each Mortgagee whose name and address has been furnished in writing to Tenant with written notice of the default by Landlord giving rise to same, and (ii) after such Mortgagee receives such notice, such Mortgagee shall have the same period of time available to Landlord under the Lease in which to cure the default. Notwithstanding the foregoing, such Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any default by Landlord. In addition, as to any default by Landlord the cure of which requires possession and control of the Premises, provided that such Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such default within the period permitted by this Section 7.3, such Mortgagee’s cure period shall continue for such additional time as such Mortgagee may reasonably require to either: (A) obtain possession and control of the Premises with due diligence and thereafter cure the default with reasonable diligence and continuity; or (B) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

7.4Sale of the Premises. If Landlord sells or conveys the Premises, such sale or conveyance shall release Landlord from any liability from and after such sale or conveyance upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event, Tenant agrees to look solely to the successor-in-interest of Landlord in and to this Lease. Except as set forth in this Section 7.4, this Lease shall not be affected by any such sale or conveyance and Tenant agrees to attorn to the purchaser or assignee. Landlord shall transfer or deliver the Security Deposit (and all interest accrued thereon) to Landlord’s successor-in-interest and thereupon Landlord shall be discharged from any further liability with regard thereto.

7.5Estoppel Certificates. Within ten (10) days after Landlord’s written request, Tenant shall execute and deliver to Landlord and any of Landlord’s then existing or prospective lenders, investors, or purchasers of any portion of the Premises, a certificate substantially in the form attached as Exhibit B, or in such other commercially reasonable form and containing such other information as Landlord or any such lenders, investors, or purchasers, may reasonably require. Any certificate delivered in accordance with this Section 7.5 may be relied upon by any such lender, investor, or purchaser. Within ten (10) days after Tenant’s request, Landlord shall execute and deliver to Tenant and any of Tenant’s then existing or prospective lenders, investors, or purchasers, a statement in writing certifying that Tenant is in possession of the Premises under the terms of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and setting forth such modifications), stating the dates to which rent has been paid, and either stating that no defaults exist hereunder, or specifying each such default of which Landlord may have knowledge, and such other matters as may be reasonably requested by Tenant.

7.6Liens. Tenant shall, within thirty (30) days of written notice of filing, discharge (either by payment or by filing of the necessary bond, insure over, or otherwise) any mechanic’s, materialman’s or other lien or encumbrance against any portion of the Premises that arises out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant. If Tenant shall fail to so discharge such lien or encumbrance (either by payment or by filing of the necessary bond, insure over or otherwise) then, in addition to any other right or remedy of Landlord, Landlord may discharge the same (either by payment or by filing of the necessary bond or otherwise), and any payment, costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees, shall be repaid together with interest thereon at the rate set forth in Section 2.3 from the date of payment. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant may contest any lien (and Landlord shall not discharge such lien at Tenant’s expense for so long as Tenant is diligently pursuing such contest) if (i) such lien is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord of such dispute, and (iii) Tenant establishes unrestricted cash reserves that are adequate with respect to such contested lien.

ARTICLE 8

EVENTS OF DEFAULT & REMEDIES

8.1Events of Default. “Event of Default” means any of the following:

(a)Tenant fails to pay when due any Rent, such failure continues for fifteen (15) days after Landlord provides Tenant Notice thereof; provided, that Landlord shall not be required to provide Notice of any such failure to pay Rent more than five (5) times during the Term;

(b)Except as otherwise provided in this Lease, Tenant fails to comply with any term, provision, or covenant of this Lease (other than the failure to pay Rent when due, as provided in Section 8.1(a)) and such failure continues for thirty (30) days after Landlord gives to Tenant Notice thereof (but if such failure is curable but cannot reasonably be cured during such 30-day period, and if Tenant has commenced such cure promptly and in any case within such 30-day period and thereafter has diligently pursued such cure to completion, then such 30-day period shall be extended by a period of time reasonably necessary for Tenant to complete such cure provided that Tenant continues to diligently pursue such cure to completion);

(c)Tenant fails to obtain and keep in force at all times any insurance required under this Lease, including, without limitation, Section 6.2;

(d)Tenant fails to deliver to Landlord, within five (5) days after Landlord gives Tenant Notice thereof, any instrument or assurance required under this Lease;

(e)A material breach of any of the representations or warranties of Tenant set forth in this Lease, and such breach continues for thirty (30) days after Landlord gives to Tenant Notice thereof (but if such breach is curable but cannot reasonably be cured during such 30-day period, and if Tenant has commenced such cure promptly and in any case within such 30-day period and thereafter has diligently pursued such cure to completion, then such 30-day period shall be extended by a period of time reasonably necessary for Tenant to complete such cure provided that Tenant continues to diligently pursue such cure to completion);

(f)Tenant’s failure to restore the Security Deposit as set forth in Section 2.4 above within five (5) business days after Landlord gives to Tenant Notice thereof;

(g)The taking in execution or by similar process or law (other than eminent domain) of the estate hereby created;

(h)The filing by Tenant in any court pursuant to any statute or petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver or all of a portion of Tenant’s property the filing against Tenant of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or of any property of Tenant, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant, if such proceeding shall not be dismissed or trusteeship discontinued within ninety (90) days of commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy Laws, for the purpose of landlord pursuing its rights and remedies against Tenant; or

(i)Tenant’s failure to cause to be removed, discharged or released (including, without limitation, through bond or other similar instrument) any mechanics liens filed against the Premises within thirty (30) days after the date Tenant is notified that the same shall have been filed or recorded, subject to Tenant’s right to dispute liens as set forth in Section 7.6.

8.2Remedies.

8.2.1Upon Event of Default. At any time after the occurrence of any Event of Default (and the expiration of any applicable cure period), Landlord shall have the option to pursue any one or more of the following remedies without any Notice or demand whatsoever (except as expressly provided herein), concurrently or consecutively and not alternatively (in addition to any other remedies available to Landlord at law or in equity), all of which remedies shall be distinct, separate and cumulative:

(a)Termination. Landlord may terminate this Lease, in which event Tenant shall vacate the Premises immediately and deliver possession of the Premises to Landlord in the condition which Tenant is required to surrender the Premises at the expiration of the Term, and if Tenant fails to do so, then Landlord may, after due process of law, enter upon and take possession of the Premises, and expel or remove Tenant and any other person who may be occupying the Premises or any portion thereof, without being liable for prosecution or any claim or damages therefor, and Landlord may declare all amounts and Rents due under this Lease for the remainder of the Term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all Rent and other charges due hereunder to the end of the Term or any Extension Period, if applicable, shall be forthwith accelerated to present worth and discounted to present worth at the then quoted yield on U.S. Treasury securities having a maturity of five (5) years as reported by The Wall Street Journal (or, if not available, in Federal Reserve Statistical Release H.15(519) or any comparable successor publication), less such amounts as Landlord may actually receive from reletting the Premises, after first paying all costs of such reletting, and the net amounts of rent collected remaining after such expenses shall operate only as an off-setting credit against the amount due hereunder with any excess or residue belonging solely to Landlord. Landlord shall use commercially reasonable efforts, but shall have no obligation, to relet the Premises or any part thereof, but shall in no event shall Landlord be liable for its inability to relet the Premises or any part thereof. No such failure shall operate to relieve Tenant of any liability under this Lease. Tenant shall instead remain liable for all unpaid Rent and for all such expenses.

(b)Possession. Landlord may re-enter the Premises without terminating this Lease and sublet the whole or any part thereof for the account of Tenant upon as favorable terms and conditions as the market will allow. In the latter event (a) Landlord shall have the right to collect any Rent which may thereafter become due and payable under such sublease and to apply the same first, to the payment of any expenses incurred by Landlord in dispossessing Tenant and in subletting the Premises, and second, to the payment of the Rent herein reserved and to the fulfillment of Tenant’s other covenants hereunder, and (b) Tenant shall be liable for amounts equal to the Rent as the same would under the terms of this Lease become due, less any amounts actually received by Landlord and applied on account of Rent as aforesaid.

(c)Subleases of Tenant. Whether or not Landlord elects to terminate this Lease, Landlord may terminate any and all subleases or other consensual arrangements for possession or occupancy of the Premises entered into by Tenant or any subtenant of Tenant, or may succeed to Tenant’s or Tenant’s subtenant’s interest in such subleases or other arrangements. If Landlord elects to succeed to Tenant’s or Tenant’s subtenant’s interest in any such subleases or other arrangements, then as of the date of Notice by Landlord of such election (i) Tenant shall have no further right to, or interest in, the rent or other consideration receivable thereunder, and (ii) any sublessee or other occupant of the Premises shall attorn to and recognize Landlord as its landlord.

(d)Other Remedies. In addition to the remedies set forth in this Lease, Landlord shall have all other remedies provided by law or statute to the same extent as if fully set forth herein word for word. No remedy herein conferred upon, or reserved to Landlord shall exclude any other remedy herein or by law provided, but each shall be cumulative.

8.2.2Form of Payment Following Event of Default. Following the occurrence of an Event of Default, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord under this Lease, whether relating to the Event of Default in question or otherwise, be paid in the form of wire transfer or immediately available funds, or by other means approved by Landlord, notwithstanding any prior acceptance by Landlord of payments from Tenant in any different form.

8.2.3Landlord’s Cure Rights. If Tenant defaults under this Lease, and such default continues beyond applicable notice and cure periods, then Landlord may, without being under any obligation to do so, and without thereby waiving such default, remedy such default for the account of Tenant. Tenant shall reimburse Landlord for all costs, expenses, and disbursements that Landlord incurs in so remedying such default, plus interest from the date of expenditure by Landlord at the rate set forth in Section 2.3.

8.2.4Mitigation of Damages. If Landlord is required by law to mitigate its damages under this Lease, then (a) Landlord shall be required only to use reasonable efforts to so mitigate, which shall not exceed such efforts as commercial landlords generally use to lease similar premises in the vicinity of the metropolitan area in which the Premises is located; (b)

Landlord shall not be deemed to have failed to so mitigate if Landlord leases less than all of the Premises; and (c) Landlord’s failure to so mitigate shall only reduce the Rent to which Landlord is entitled. Tenant acknowledges that Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below published rates for new leases of similar premises in the vicinity of the metropolitan area in which the Premises is located at the time in question, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to so mitigate.

8.2.5Waiver of Right of Redemption. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases any rights under any law now or hereafter existing to redeem or reinstate this Lease or Tenant’s right of occupancy of the Premises after termination of this Lease.

8.3Landlord Default. If Landlord shall fail to perform any material obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant or, if it would reasonably take more than thirty (30) days to complete such cure, such additional time as it would reasonably take to cure up to ninety (90) days after written notice by Tenant. If Landlord shall fail to cure within the time permitted for cure herein, Tenant, at its option, shall have the right to any one or more of the following remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (a) to remedy such default or breach and charge Landlord for the actual reasonable costs thereof, which Landlord shall pay within ten (10) days after receipt of a reasonably detailed invoice therefor; (b) to pursue the remedy of specific performance; and (c) to seek money damages for loss proximately caused by Landlord’s failure to discharge its obligations under this Lease; provided, that in no event shall Tenant have the right to terminate this Lease as a result of a Landlord default under this Section 8.3. Nothing herein contained shall relieve Landlord from its obligations hereunder, nor shall this Section be construed to obligate Tenant to perform Landlord’s repair obligations. Notwithstanding the foregoing, Landlord may dispute the amount or obligation of any asserted costs, provided, however, that, (i) such asserted costs are the subject of a bona fide dispute in which Landlord is contesting the amount or validity thereof, (ii) Landlord notifies Tenant of such dispute, and (iii) Landlord establishes unrestricted cash reserves that are adequate with respect to such contested item.

8.4Non-Waiver. The failure of Landlord to insist upon strict performance of any of the terms, covenants, conditions or agreements contained herein shall not be deemed a waiver of any rights or remedies that Landlord may have, and shall not be deemed a waiver of any subsequent breach or default in the performance of any of the terms, covenants, conditions or agreements contained herein. The performance of each and every term, covenant, condition and agreement to be performed by Landlord pursuant to this Lease shall not be a condition precedent to Landlord’s right to collect Rent or to enforce this Lease.

ARTICLE 9

CASUALTY & CONDEMNATION

9.1Casualty.

9.1.1Generally. Subject to Section 9.1.2 below, if the Premises are damaged by fire, the elements or other insured casualty, Tenant shall diligently and promptly repair all such damage and restore the Premises, at Tenant’s sole cost and expense, so that there exists thereon a building and related improvements substantially similar in size, quality, use and usability to the building and related improvements that existed immediately prior to such damage.

9.1.2Termination. If the Premises are damaged by fire, the elements or other casualty to the extent of fifty percent (50%) or more of the actual full replacement value of the Premises during the last year of the Term (as extended), and Tenant has complied with all obligations under this Lease and Section 6.2 hereof with respect to insurance to maintained by Tenant and all such insurance policies are then in full force and effect, Tenant shall have the right, at its election and in lieu of fulfilling its obligations under Section 9.1.1 above, to terminate this Lease as of the date of the damage by notice to Landlord within one hundred twenty (120) days after the date of said damage. In the event of such termination, all Rent, additional rent, and any other charges under this Lease shall be prorated as of the date of the casualty. If Tenant elects to terminate the Lease pursuant to this Section 9.1.2, Tenant shall (1) assign to Landlord all of Tenant’s right, title and interest in and to any insurance proceeds received in connection with such casualty and (2) pay to Landlord an amount equal to Tenant’s deductible under any insurance and/or any applicable self-insured retention amount.

9.1.3No abatement of Rent. If the Premises are damaged or destroyed by casualty, then the Rent shall not be abated and Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s Personalty or to any Alterations, or any inconvenience occasioned by any damage, repair, or restoration.

9.1.4Insurance Proceeds. Except with regard to claims occurring during the last year of the Term (as extended), Tenant, in its reasonable discretion, may submit, settle and adjust any property insurance claim under Tenant’s insurance policies. Tenant shall be entitled to any and all of the insurance proceeds payable for the damage to the Premises, provided, however, that if Tenant elects to terminate this Lease pursuant to Section 9.1.2, then Tenant shall assign and pay over to Landlord all insurance proceeds received by, or payable to, Tenant with respect to damage to Property (other than Tenant’s Personalty), provided further, however, that any such insurance proceeds received by Landlord or Tenant shall be held by either (x) the first priority mortgagee under a loan, if any, encumbering the fee interest in the Premises (“Mortgage Lender”), or (y) an insurance trustee selected by Tenant and approved by Landlord (in either case, the “Proceeds Trustee”). The insurance proceeds shall be disbursed by the Proceeds Trustee to, or as directed by, (i) Mortgage Lender in the event that Tenant has terminated this Lease pursuant to Section 9.1.2 above, or (ii) Tenant from time to time during the course of the restoration, upon receipt of evidence reasonably satisfactory to Landlord and the Proceeds Trustee that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Premises which have not either been fully bonded to the satisfaction of the Proceeds Trustee and discharged of record (or in the alternative fully insured to the satisfaction of the Proceeds Trustee by a title policy or appropriate endorsement thereto). Landlord shall be permitted at reasonable times and with prior notice to monitor and inspect the progress of the restoration and Tenant shall provide Landlord with plans and specifications, budgets, contracts, permits, licenses and approvals required or obtained in connection therewith upon request. For the sake of clarity, to the extent Tenant has satisfied the requirements of clause (ii) above prior to a related disbursement from the applicable insurance carrier, the proceeds may be remitted directly by such insurance carrier to the Tenant (or at Tenant’s direction, as applicable). Whether or not Tenant so elects to terminate this Lease, Tenant shall be entitled to any and all of the insurance proceeds payable for the damage to Tenant’s Personalty.

9.1.5Waiver. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases its rights to make repairs at Landlord’s expense. With respect to any damage or destruction other than as expressly set forth in Section 9.1.2, Tenant also waives all of its rights to terminate this Lease pursuant to rights presently or hereafter accorded by law to tenants. The provisions of this Lease, including this Section 9.1, constitute an express agreement between Landlord and Tenant with respect to any damage to, or destruction of, any portion of the Premises. Any law in respect of any rights or obligations concerning any such damage or destruction in the absence of an express agreement between the parties, and any other law relating to damage or destruction of leased premises, whether in effect on the date of this Lease or thereafter, shall have no application to this Lease or any damage or destruction of any part of the Premises.

9.2Condemnation. If the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) physically unsuitable for Tenant’s use at the time of the taking, shall be taken (including a temporary taking in excess of 360 days) by condemnation or right of eminent domain or sold in lieu of condemnation, Landlord or Tenant may elect to terminate this Lease by giving notice to the other of such election not later than thirty (30) days after such taking. If this Lease is terminated pursuant to this Section 9.2, Landlord shall be entitled to any and all awards or payments made in the condemnation proceedings with respect to the Premises, and Tenant shall be entitled to any and all awards or payments made in the condemnation proceedings with respect to Tenant’s Personalty and removal and relocation costs (provided, that, in each case the condemnation award specifically allocates a portion of the award to such items, and further Tenant hereby expressly acknowledges and agreed that Landlord shall have no duty or obligation whatsoever to pursue such items as part of its award). In the event this Lease is not so terminated, Tenant shall promptly restore the Premises to architectural unit substantially the same as the unit existing immediately prior to such taking or damage and so that there exists thereon a building and related improvements substantially similar in size, quality, use and usability to the building and related improvements that existed immediately prior to such taking or damage, and this Lease shall continue in full force and effect. If Tenant restores the Premises pursuant to this Section 9.2, Tenant shall be entitled to any and all awards or payments made in the condemnation proceedings with respect to the Premises.

ARTICLE 10

HOLDOVER

If Tenant retains possession of any portion of the Premises after the Termination Date (as hereinafter defined) without Landlord’s written consent, then Landlord shall be entitled to exercise all remedies that may be available under this Lease or at law or in equity, and Tenant shall (a) be a tenant at sufferance only, (b) be liable to perform all of the obligations of Tenant set forth in this Lease, and (c) pay Base Rent at a rate of one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to the Termination Date, prorated on a daily basis. Tenant shall also pay to Landlord all damages, direct, consequential, or indirect, sustained by Landlord by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. “Termination Date” means the date on which this Lease terminates for any reason, including expiration of the Term. The provisions of this Article 10 shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease.

ARTICLE 11

MISCELLANEOUS

11.1Notices. Any notice, consent, demand, or other communication or document required or permitted to be given under this Lease or pursuant to any law (“Notice(s)”), shall be (a) in writing (except as otherwise provided in this Lease), (b) addressed to the intended recipient at its address set forth in the Basic Lease Information (provided that each of Landlord and Tenant may change its addresses for the giving of notices by giving written notice thereof to the other party), (c) sent by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and (d) deemed to have been delivered upon actually delivery or rejection of delivery. Any Notice may be given by an attorney on behalf of Landlord or Tenant.

11.2OFAC/FCPA. Neither Tenant nor any of its subsidiaries, nor to its knowledge any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each, a “Prohibited Person(s)”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes,

(iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered an event of default under this Lease as to which there shall be no right to Notice or any opportunity to cure, notwithstanding anything contained in this Lease to the contrary, and Landlord shall have the right to immediately exercise all of the remedies set forth in this Lease, including immediate termination of this Lease.

11.3Financial Statements. Tenant agrees to provide Landlord with such information and financial statements of the Tenant as reasonably requested by Landlord from time to time, and Landlord agrees to treat such information and financial statements confidential and shall only be shared with Landlord’s agents, representatives, lenders and potential purchasers of the Premises provided that any recipient of such information shall be subject to obligations of confidentiality. Tenant shall supply the requested information and/or financial statements within thirty (30) days of Landlord’s request. Such financial statements of Tenant shall include, without limitation, consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity prepared in accordance with U.S. generally accepted accounting principles and shall be reviewed or audited by the Tenant’s independent auditors. Tenant shall cooperate as reasonably requested by Landlord from time to time in connection with any financial or operational due diligence and information as may be needed from time to time by any Mortgage Lender. No representation or warranty by Tenant in the Lease and no statement contained in the Lease or any certificate or other document furnished or to be furnished to Tenant pursuant or related to or in connection with the Lease, including, without limitations, any financial statements, financial projections, purchase orders or other information concerning Tenant’s financial status or performance, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

11.4Brokers. Landlord and Tenant each represents and warrants to the other that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Lease, except Eric Forshee of JLL, representing Landlord (“Broker”). Landlord shall be responsible for payment of a commission to Broker pursuant to a separate agreement. Landlord shall and Tenant shall (except as to Broker) each indemnify, defend and hold the other party harmless from and against any and all Claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease. The foregoing indemnifications shall survive the expiration of the Term or sooner termination of this Lease.

11.5Limitation of Landlord’s Liability. Landlord’s liability under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises. Landlord’s obligations under this Lease shall not be personally binding on Landlord’s present or future investment manager, property manager, or any of the trustees, directors, officers, partners, beneficiaries, beneficial interest owners, principals, members, managers, investors, stockholders, employees, Affiliates, agents, representatives, or successors or assigns of Landlord (collectively, the “Landlord Parties”). Landlord shall not be liable to Tenant under this Lease for any lost profits or damage to business. The limitation of Landlord’s liability provided in this Section 11.5 is in addition to, and not in limitation of, any limitation or liability applicable to Landlord provided by Applicable Laws, rules or regulations or by any other contract, agreement, or instrument.

11.6No Waivers. No provision of this Lease shall be deemed waived by either party unless expressly waived in a writing signed by the waiving party (and then only to the extent so expressly waived). No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease, an acceleration of the Termination Date, or an acceptance of the surrender of the Premises. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act. Acceptance of the full or any partial payment of Rent shall not be deemed Landlord’s waiver of any breach by Tenant of any provision of this Lease and Landlord’s acceptance of a lesser amount than the Rent due under this Lease shall not be deemed Landlord’s waiver of Landlord’s right to receive the full amount of Rent due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such partial payment without prejudice to Landlord’s right to recover the full amount of Rent due. Tenant acknowledges that this Section 11.6 imparts actual notice to Tenant that Landlord’s acceptance of partial payment of Rent does not constitute a waiver of any of Landlord’s rights, including any right Landlord may have to recover possession of the Premises. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default. Landlord’s acceptance of any Rent or of the performance of any other provision of this Lease from any person other than Tenant, including any Transferee, shall not be deemed a waiver of Landlord’s right to approve any Transfer in accordance with Article 5.

11.7Entry into Premises. Upon at least forty-eight (48) hour prior written notice to Tenant, Landlord reserves and shall at all times have the right to enter the Premises to inspect the same to ensure compliance with the covenants, warranties and representations of Tenant under this Lease, to perform any obligation to be performed by Landlord under this Lease, to remedy any Event of Default, to show the Premises to prospective purchasers, investors, Mortgagees, and (during the last twelve (12) months of the Term) tenants, and in any case without abatement of Rent; provided that Tenant’s entrance to the Premises shall not be blocked and the conduct of Tenant’s business at the Premises shall not be interfered with unreasonably. In making any entry into the Premises, (a) Landlord shall only enter during Tenant’s regular business hours (except in case of emergency), (b) Landlord shall follow Tenant’s safety, confidentiality and security precautions, and (c) Tenant shall have the right to have an authorized representative escort Landlord during any such entry. Landlord and its invitees and licensees shall agree to, and shall, comply with Tenant’s policies and procedures relating to visitation and tours of the building and Premises and, moreover, agree to execute a non-disclosure agreement at Tenant’s prerogative as a condition for entry within the Premises.. If Landlord damages any portion of any wall or wall-covering, ceiling, or floor or floor-covering within the Premises, then Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable, but shall not be required to repair or replace more than the portion actually damaged. Except as otherwise expressly provided in this Section 11.7, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Section 11.7.

11.8Relationship of the Parties; True Lease. The parties agree that the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary, or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations, or losses of Tenant. It is the intent of Landlord and Tenant to create a “true lease,” and the parties agree that this Lease is a “true lease” and is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement, or other financing or trust arrangement, and the economic realities of this Lease are those of a “true lease.” Each party shall reflect the transactions under this Lease in all applicable books, records and reports (including US federal income tax filings) in a manner consistent with the “true lease” treatment.

11.9Other Provisions.

11.9.1Covenant of Quiet Enjoyment. Landlord covenants that Tenant, while no Event of Default has occurred and Tenant is paying Rent and performing Tenant’s other covenants and agreements under this Lease, shall peaceably and quietly have, hold, and enjoy the Premises for the Term without hindrance from Landlord, but not otherwise, subject to all matters of record and to the terms and provisions of this Lease.

11.9.2Survival. All obligations of Tenant under this Lease not fully performed as of the Termination Date shall survive the Termination Date.

11.9.3Entire Agreement. This Lease, together with the Exhibits, contains all of the agreements of Landlord and Tenant in respect of this Lease and supersedes any previous negotiations. There have been no representations made by Landlord or any of Landlord’s representatives, or understandings made between Landlord and Tenant, other than those set forth in this Lease and the Exhibits. This Lease may not be modified except by a written instrument duly executed by the party to be bound. Landlord and Tenant each represent to the other, that is has the individuals executing this Lease have been properly authorized by proper action of the Landlord and Tenant, as the case may be.

11.9.4Execution in Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Furthermore, this Lease may be executed and delivered by facsimile or electronic transmission. The parties intend that faxed or electronic (e.g., pdf format) signatures constitute original signatures and that a faxed or electronic copy or counterparts of this Lease containing signatures (original, faxed or electronic) of a party is binding upon that party.

11.9.5Recording. Tenant shall not record this Lease, but may record a short form memorandum of this Lease in the form attached hereto as Exhibit C.

11.9.6No Light, Air, or View Easement. Any diminution or shutting off of light, air or view by any structure that may be erected on lands adjacent to or in the vicinity of the Premises or any portion thereof shall not affect this Lease, entitle Tenant to any reduction in Rent, or impose any liability on Landlord.

11.9.7Non-Discrimination. Tenant shall not (and Tenant shall not permit any person claiming through or under Tenant to) discriminate against or segregate any person or group of persons on account of race, color, creed, sex, religion, marital status, ancestry, or national origin, whether in the use, occupancy, subleasing, transferring, or enjoyment of the Premises, or otherwise.

11.9.8Attorneys’ Fees. In any action or proceeding that Landlord or Tenant initiates against the other party declaratory or otherwise, arising out of this Lease, the unsuccessful party in such action or proceeding shall reimburse the prevailing party for its costs, including reasonable attorneys’ fees (at trial and appellate levels).

11.9.9Waiver of Consequential Damages. Neither Landlord nor Tenant shall be liable to the other for any form of special, indirect, consequential, or punitive damages.

11.10Interpretation.

11.10.1Captions. The captions in this Lease are for convenience of reference and shall not define, increase, limit, or describe the scope or intent of any provision of this Lease.

11.10.2Landlord and Tenant. The terms “Tenant” and “Landlord”, and any pronoun used in place thereof, shall indicate and include each of the parties’ and respective successors, executors, administrators, and permitted assigns, according to the context, provided that, for the purposes of any provisions indemnifying or waiving claims against, Landlord, the term “Landlord” shall also include Landlord’s present and future investment manager, and property management company, and all of their trustees, directors, officers, partners, beneficiaries, principals, members, managers, investors, stockholders, employees, Affiliates, agents, representatives, contractors (and subcontractors of any tier), successors and assigns.

11.10.3Non-Exclusivity. Whenever the words “including”, “include”, or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed the same. Any reference to “any part” or “any portion of” the Premises or any other property shall be construed to refer to all or any part of the same.

11.10.4Covenants Independent. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent.

11.10.5Joint and Several Liability. In any case where either Landlord or Tenant consists of more than one person, the obligations of such party under this Lease shall be joint and several.

11.10.6Time of the Essence. Time is of the essence of this Lease and all of its provisions.

11.10.7Governing Law. The laws of the State of North Carolina shall govern the interpretation, validity, performance and enforcement of this Lease, without regard to the jurisdiction’s principles of conflicts of laws. Except to the extent required otherwise by applicable law, the venue for any action relating to this Lease shall be brought solely and exclusively in the state and the county in which the Premises are located.

11.10.8Successors and Assigns. Subject to the provisions of Article 5, the provisions of this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators, and assigns of Landlord and Tenant.

(SIGNATURES APPEAR ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD:

401 SOUTHPORT, LLC,
a Delaware limited liability company

By: CMP Management, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Christopher W. Brewer
Christopher W. Brewer, Manager

TENANT:

FORGE BATTERY, INC.,
a Delaware corporation

By:	/s/ Paul Lichty
Name: Paul Lichty
Title: CEO

Signature Page to Lease Agreement

EXHIBIT A

DESCRIPTION OF THE PREMISES

[***]

EXHIBIT B

TENANT WORK LETTER

[***]

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

[***]

EXHIBIT D

FORM OF MEMORANDUM OF LEASE

[***]

EXHIBIT E

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

AGREEMENT AND ESTOPPEL CERTIFICATE

[***]

SCHEDULE 1

BASE RENT CHART

[***]

Lease Addendum Regarding Power Service

[***]

Lease Addendum Regarding Expansion

[***]